EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made effective as of October 1, 2002 by and between Sun Power Corporation, a Nevada corporation (the "Company"), and Finley B. Foster (the "Executive").

WHEREAS, the Board of Directors of the Company (the "Board") desires to set forth the nature and amount of compensation and other benefits to be provided to the Executive and any of the rights of the Executive in the event of his termination of employment with the Company;

WHEREAS, the Executive is willing to commit himself to serve the Company on the terms and conditions herein provided; and

WHEREAS, in order to effect the foregoing, the Company and the Executive wish to enter into this Agreement under the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises and the respective covenants and agreements of the parties herein contained, the parties intending to be legally bound, agree as follows:

    Employment.

    The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

    Term.

The Executive's employment pursuant to this Agreement shall commence on October 1, 2002 subject to ratification by the Board of Directors of the Company within 10 days of the signing of this Agreement and continue in effect through October 1, 2003; provided, however, that commencing on October 1, 2003 and each October 1st thereafter, the Executive's employment pursuant to this Agreement shall automatically be extended for additional one (1) year terms unless, not later than ninety (90) calendar days prior to such date, the Company or the Executive shall have given written notice that such party does not wish to extend the Executive's employment pursuant to this Agreement.. Should the Company not have acquired a minimum of $1 million in operating capital by November 30th, 2002 then at the election of either party this Agreement shall become null and void save for any monies due to the Executive under the Agreement.

3. Position and Duties.

The Executive shall serve as the President and Chief Executive Officer of the Company and shall have such responsibilities and authority as may normally be exercised by a President and Chief Executive Officer of a similar company and or as established by the Board from time to time. In particular, the Chief Financial Officer of the company shall report directly to the Executive. The Executive shall report directly to the Chairman of the Board.

4. Compensation, Benefits and Related Matters.

(a) Base Salary. During the Executive's employment with the Company, the Company shall pay to the Executive a salary of $240,000 US Dollars per annum in equal installments as nearly as practicable on the normal payroll periods for employees of the Company, generally (the "Base Salary"). This Base Salary will become effective upon receipt of external investment in the Company totaling more than $1Million US Dollars after September 1, 2002. The Base Salary may be increased from time to time at the discretion of the Board of Directors based upon annual review and, if so increased, shall not thereafter be decreased during the term of this Agreement. The Company agrees to pay an interim monthly management fee equal to $10,000 US Dollars plus approved expenses until the commencement of the Base Salary.

(b) Performance-Based Bonus. During the Executive's employment with the Company, the Executive shall be eligible to receive a bonus (the "Performance Bonus") following the end of each fiscal year in accordance with the performance-based bonus plans established by the Board for senior executive officers from time to time after taking into account the performance of the Company and the Executive and such other facts and circumstances as the Board may deem appropriate to consider.

(c) Option Grant. In connection with the execution of this Agreement the Company shall grant the Executive an option (the "Option") to acquire 1,700,000 shares (approximately 5%) of the Company's Common Stock pursuant to the general terms and conditions of the Company's 2002 Stock Option Plan and shall execute and deliver to the Executive a stock option agreement (the "Option Agreement") setting forth such Option. The Option Agreement shall vest at 25% per year commencing October 2, 2002, 25% vesting on October 2 2003, 25% vesting on October 2, 2004 and 25% (for a total of 100%) vesting on October 2, 2005.

(d) Expenses. During the Executive's employment with the Company, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including, without limitation, all expenses for travel, all living expenses while away from home on business or at the request of and in the service of the Company, and all reasonable entertainment expenses. In addition, if the Company requests the Executive to relocate, it shall enter into a separate agreement for that purpose under mutually acceptable terms where all reasonable direct and indirect costs associated by such move will be compensated by the Company.

(e) Benefits. - The Company shall implement and the Executive shall be entitled to participate in an employee benefit plan to be provided to senior executive officers of the Company. The Company shall not make any changes in such plans and arrangements that would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a plan or program applicable to all officers of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other officers of the Company.

5. Termination.

(a) The Executive's employment with the Company may be terminated by the Company (i) at any time for Cause or without Cause; or (ii) at the end of any term; or (iii) if, as a result of the Executive's incapacity due to physical or mental illness where the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for three (3) consecutive months (a "Disability"); or (iv) upon the death of the Executive. The Executive's employment with the Company may be terminated at any time by the Executive.

(b) Any purported termination of the Executive's employment by the Company or the Executive (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other in accordance with Section 18 hereof.

(c) As used herein:

(i) A "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

(ii) The "Date of Termination" with respect to any purported termination of the Executive's employment shall mean (A) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), (B) if the Executive's employment is terminated by reason of death, then the date thereof, and (C) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company shall not be less than thirty (30) days, (except in the case of termination for Cause) and in the case of a termination by the Executive, shall not be less than fifteen (15) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given.

6. Severance Payments.

The Company shall pay the Executive the payments and benefits set forth in this Section 6(a) upon any termination of the Executive's employment during the term of this Agreement, unless such termination is by the Company for Cause:

(a) In the event that the Company should elect not to renew this Agreement at the conclusion of the first term, the Company shall pay as severance pay to the Executive a lump sum severance payment in cash equal to six (6) months equivalent to the Executive's Base Salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect thereof. For a six (6) month period after the Date of Termination, the Company shall administer and pay for the Executive's life, disability, accident and health insurance benefits substantially similar to which the Executive is receiving immediately prior to the Notice of Termination. In addition, the Executive will be deemed to have earned those options granted per the schedule in Section 4 (c) which shall be deemed to expire within twelve (12) months of the Date of Termination.

(b) In the event that this Agreement is terminated by the Company at the conclusion of the second or successive terms, the Company shall pay as severance pay to the Executive a lump sum severance payment in cash equal to one (1) years equivalent to the Executive's Base Salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect thereof. For a one (1) year period after the Date of Termination, the Company shall administer and pay for the Executive's life, disability, accident and health insurance benefits substantially similar to which the Executive is receiving immediately prior to the Notice of Termination. In addition, the Executive will be deemed to have earned those options granted per the schedule in Section 4 (c) which shall be deemed to expire within twelve (12) months of the Date of Termination.

(c) In the event that the Executive is terminated as a direct result of a Change of Control during the term of this Agreement the Company shall pay as severance pay to the Executive a lump sum severance payment in cash equal to one (1) years equivalent tothe Executive's Base Salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect thereof. For a one (1) year period after the Date of Termination, the Company shall administer and pay for the Executive's life, disability, accident and health insurance benefits substantially similar to which the Executive is receiving immediately prior to the Notice of Termination. In addition, the Executive will be deemed to have earned 100% of the total options granted, including any of those options which have not yet vested per the schedule in Section 4 (c.), which shall be accelerated and vest as of the Date of Termination. The options vested under this provision shall expire within twelve (12) months of the Date of Termination.

(d) In the event of a termination of the Executive's employment by the Company or in the event that the parties decide not to renew or extend in the first year of this Agreement, the Executive will be deemed to have earned 25% of the total options to be granted; if during the second year, then the Executive will have earned 50% of the total options to be granted; and so on thereafter to the completion of the 4 year vesting schedule as described in Section 4 (c) above. The earned or vested options shall remain in good standing and in full effect for a period of twelve (12) months from the date of Notice of Termination.

(e) The payments provided in Section 6(a) shall be made not later than thirty (30) days following the Date of Termination.

(f) In the event that the Executive elects not to renew or to terminate this Agreement for any reason, the Company will not be required to make any cash severance payments or extend any benefits following the Date of Termination and the Executive will be deemed to have earned those options per the schedule in Section 4 (c) and those options will expire per the terms of the Company's Stock Option Plan in effect at the time of termination.

7. Other than Severance Payments.

(a) For any period that the Executive fails to perform the Executive's full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive's Base Salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive's employment is terminated by the Company for Disability.

(b) If the Executive's employment shall be terminated by him or the Company for any reason, notwithstanding any provision of any bonus or compensation plan, the Company shall pay to the Executive a lump sum amount in cash equal to the sum of (x) any bonus or incentive compensation which has been allocated or awarded to the Executive for a fiscal year or other measuring period preceding the Date of Termination under any bonus or compensation plan but has not yet been paid, and (y) a pro rata portion, to the Date of Termination, of the maximum bonus or incentive compensation that the Executive would be awarded under any bonus or incentive compensation plan for the bonus period in effect in which the Date of Termination occurs.

8. Certain Definitions.

(a) Cause. A termination for "Cause" shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties (provided, however, that a failure to meet those performance criteria established by the Board for the award of the Performance Bonus shall not, by itself, constitute Cause hereunder); (ii) the Executive's conviction for a felony involving the money or property of Company or any act that gives rise to an obligation on the part of Company to make disclosure under Item 401(f)(2) - (f)(6) of Regulation S-K of the securities laws promulgated by the United States Securities and Exchange Commission; (iii) an arbitrator's or court's final and nonappealable determination that the Executive breached the confidentiality agreement set forth in Section 11 hereof; or (iv) the Executive being permanently enjoined or restrained by a court of competent jurisdiction in connection with the confidentiality agreement set forth in Section 11 hereof; or if the Executive is convicted of some other reprehensible crime (murder, rape, grand theft, etc.); or incapacity for longer than the specified period as defined in Section 5 (c)(ii).

(b) Change of Control. A "Change of Control" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger hold more than fifty percent (50%) of the voting power of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who, at the time of the date of this Agreement, does not own five percent (5%) or more of the Company's outstanding Common Stock on a fully-diluted basis (a "5% Owner") and is not controlling, controlled by or under common control with any such 5% Owner, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company.

(c) Executive Right to Termination. "Executive Right to Termination" shall mean the occurrence, without the Executive's express written consent, of any of the following circumstances unless such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(i) The assignment to the Executive of any duties inconsistent with the Executive's position, authority, duties or responsibilities (including status, offices, effective titles and reporting structures) in effect immediately prior to such assignment, or any other action by the Company which results in the diminishment of such position, authority, duties or status as the Chairman and Chief Executive Officer of the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities;

(ii) The relocation without the Executives agreement of the Executive's principal place of employment to a location more than forty (40) miles from Annapolis, Maryland or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

(iii) The failure by the Company to pay to the Executive any portion of the Executive's Base Salary or allocated bonus, incentive or other form of compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within thirty (30) days of the date such compensation is due;

(iv) A reduction in the Base Salary other than a reduction in the Base Salary applicable to all senior executives of the Company not to exceed ten percent (10%); or

(v) A material breach of this Agreement by the Company.

The Executive's right to terminate the Executive's employment shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance hereunder.

(d) Subsidiary. "Subsidiary" shall mean any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

9. D&O Insurance; Indemnification.

(a) To the fullest extent permitted by applicable law, the Company shall indemnify the Executive against all expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by the Executive in connection with any threatened or pending action, suit, or proceeding, whether civil, criminal, administrative, or investigative that the Executive is made a party to by reason of the fact that he is or was performing services as an officer or director of the Company. Such indemnification shall continue as to the Executive even if he has ceased to be an employee, officer, or director of the Company and shall inure to the benefit of his heirs and estate.

(c) The provisions of this Section 9 are in addition to, and not in derogation of, the indemnification provisions of the Company's Articles, as amended, and the Indemnification Agreement between the Company and the Executive (the "Indemnification Agreement").

    No Mitigation.

The Company agrees that, if the Executive's employment is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company. Furthermore, the amount of any payment provided hereunder shall not be reduced by any compensation earned by the Executive.

11. Confidential Information.

The Executive acknowledges that the information, observations and data obtained by him while employed by the Company or any Subsidiary (including those obtained prior to the date of this Agreement concerning the business or affairs of the Company, or any of their Subsidiaries (collectively, "Confidential Information") are the property of the Company and such Subsidiaries. Therefore, the Executive agrees that he shall not (during his employment with the Company or at any time thereafter) disclose to any unauthorized person or use for his own purposes any Confidential Information without the express prior written consent of the Board, unless and to the extent that the aforementioned matters: (a) become generally known to and available for use by the public other than as a result of the Executive's acts or omissions or (b) are required to be disclosed by judicial process or law. The Executive shall deliver to the Company at the termination of his employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary which he may then possess or have under his control.

12. Inventions and Patents.

The Executive hereby assigns to the Company all right, title and interest to all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that are conceived, reduced to practice, developed or made by the Executive while employed by the Company and its Subsidiaries and that (i) relate to the Company's or any Subsidiary's actual or anticipated business, research and development or existing or future products or services; or (ii) are conceived, reduced to practice, developed or made using any material equipment, supplies, facilities, assets or resources of the Company or any Subsidiary (including but not limited to any intellectual property rights) ("Work Product"). The Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during his employment with the Company or at any thereafter) to establish and confirm the Company's ownership (including, without limitation, assignments, consents, powers of attorney, applications and other instruments).

13. Non-competition.

In further consideration of the compensation to be paid to the Executive hereunder, the Executive acknowledges that in the course of his employment with the Company he has become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that his services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, the Executive agrees that, during the Executive's employment with the Company and for twelve (12) months thereafter (collectively the "Non-compete Period"), he shall not, without prior express written consent of the Board, directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, participate in, consult with, render services for, or in any manner participate in any business engaged in any of the businesses or services provided by the Company or its Subsidiaries during the employment with the Company or the Non-compete Period (a "Competing Company") or otherwise competing with the businesses of the Company or its Subsidiaries, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate or otherwise. The Executive acknowledges that the Company's and its affiliates' businesses are conducted nationally and internationally and agrees that the provisions in this Section 13 shall operate throughout the United States and the world. Nothing herein shall prohibit the Executive from being a passive owner of not more than five percent (5%) of the outstanding securities of any publicly traded company that constitutes a Competing Company, so long as the Executive has no active participation in the business of such company.

14. Non-Solicitation.

During the Non-compete Period, the Executive shall not directly or indirectly through any other entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the twenty-four (24) months preceding the Date of Termination of the Executive, or (iii) induce or attempt to induce any customer, developer, client, member, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, developer, client, member, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or any Subsidiary).

15. Enforcement.

If, at the time of enforcement of any of Sections 10 through 14 a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because the Executive's services are unique and because he has access to Confidential Information and Work Product, the parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by the Executive of any of Sections 10 through 14, the Non-compete Period shall be tolled until such breach or violation has been duly cured. The Executive agrees that the restrictions contained in Sections 10 through 14 are reasonable.

16. Successors; Binding Agreement.

(a) Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 16 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

17. Representations.

The Executive hereby represents and warrants to the Company that: (a) the execution, delivery and performance of this Agreement by the Executive and the execution of the Company's business plan by the Executive do not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, (b) this Agreement constitutes the legal, valid and binding obligation of the Executive, enforceable in accordance with its terms, (c) the Executive has not and will not take any action that will conflict with, violate or cause a breach of any noncompete, nonsolicitation or confidentiality agreement to which the Executive is a party or by which the Executive is bound and (d) the Executive is a resident of the State of Maryland. The Executive hereby acknowledges and represents that he has carefully reviewed this Agreement, that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement (or, after carefully reviewing this Agreement, was given the opportunity to, but has freely decided not to, consult with independent legal counsel), and that he fully understands the terms and conditions contained herein.

18. Notice.

All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally or (b) if sent by registered or certified mail (return receipt requested) postage prepaid, or by courier guaranteeing next day delivery, in each case to the party to whom it is directed at the following addresses (or at such other address for any party as shall be specified by notice given in accordance with the provisions hereof, provided that notices of a change of address shall be effective only upon receipt thereof). Notices delivered personally shall be effective on the day so delivered, notices sent by registered or certified mail shall be effective three (3) days after mailing, and notices sent by courier guaranteeing next day delivery shall be effective on the next day after deposit with the courier:

If to the Executive:

Finley B. Foster
10 Decatur Avenue
Annapolis, MD 21403

If to the Company:

Sun Power Corporation
414 Viewcrest Road
Kelowna, BC V1W 4J8
Canada

    Prior Agreement.

All prior agreements between the Company and the Executive with respect to the employment of the Executive, with the exception of the Management Agreement and the Indemnification Agreement, are hereby superseded and terminated effective as of the date hereof and shall be without further force or effect.

20. Miscellaneous.

No provisions of this Agreement may be modified, waived or discharged, unless such waiver, modification or discharge is agreed to in writing signed by the Executive and a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada, without regard to its conflict of laws provisions. All amounts payable to the Executive as compensation hereunder shall be subject to customary withholding by the Company.

21. Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

22. Survival.

Notwithstanding any termination of the Executive's employment under this Agreement, Sections 5 through 23 hereof shall survive and continue in full force until the performance of the obligations thereunder, if any, in accordance with their respective terms.

    Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY

Sun Power Corporation,

By: /s/ Andrew Schwab
Name: Andrew Schwab
Title: President

EXECUTIVE

/s/ Finley B. Foster

Finley B. Foster